SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Starbucks Corporation

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Starbucks Corporation 2005 Long-Term Equity Incentive Plan
Proxy Proposal
Q&A for PROXY SOLICITATION
(Updated January 7, 2005)

1.	Why is Starbucks proposing a new equity incentive plan?
The Company and its Board of Directors has long believed that employee ownership in the Company serves the best interests of all shareholders, by promoting a focus on long-term increase in shareholder value. The 2005 Long-Term Equity Incentive Plan continues to support this, by increasing the flexibility the Company has in awarding equity-based compensation that meets the ongoing objective of aligning compensation with shareholder value.

2.	How is the new plan more flexible than the current plans?
The 2005 Long-Term Equity Incentive Plan provides the Company with increased flexibility to grant different types and specific terms of equity awards in the future, including stock options, restricted stock, restricted stock units and stock appreciation rights. The Company’s current plans only allow for stock option grants.

3.	How is this plan different from Starbucks current stock option plans?
In addition to the increased flexibility in the types and specific terms of equity awards that can be granted, the new plan will have sub-plans that are very similar to the three current stock option plans (Starbucks Corporation 1991 Company-Wide Stock Option Plan (Bean Stock); Starbucks Corporation Amended and Restated Key Employee Stock Option Plan-1994 (Key Employee Plan), and; Starbucks Corporation Amended and Restated 1989 Stock Option Plan for Non-Employee Directors (Non-Employee Director Plan)). As a result, no further awards will be made under the current plans upon shareholder approval of the new plan, and the remaining shares available for future awards under the current plans will be reserved for issuance under the new plan. The Company believes the new structure of a main plan with sub-plans that draw from a common pool of shares will make it easier for shareholders to review and approve the Company’s entire equity incentive program at one time.

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4.	You refer to several different types of awards under this plan. Can you explain the difference and define each one?

•	Nonqualified stock option: The traditional form of stock option used by the Company and other major corporations which entitles the holder to purchase a number of shares of common stock at a specified exercise price during a specified time period. A nonqualified stock option is a stock option that does not qualify or is not intended to qualify as an incentive stock option under the Internal Revenue Code.

•	Incentive stock option (ISO): An incentive stock option also entitles the holder to purchase a number of shares of common stock at a specified exercise price during a specified time period, and may provide certain tax benefits to the holder depending on whether the holder satisfies certain conditions (such as holding periods) set forth in the Internal Revenue Code.

•	Restricted stock: Restricted stock differs from a stock option in that actual shares are awarded to the holder, subject to certain restrictions imposed by the issuer. Although restricted stock is issued to the holder immediately upon award, typically it will be subject to vesting and forfeiture provisions set forth in the award agreement.

•	Restricted stock units: A restricted stock unit award is an agreement to issue shares of stock or pay their cash equivalent (or a combination of both) in the future after the holder has satisfied the conditions specified in the award agreement.

•	Stock appreciation rights (SARs): A stock appreciation right is a right to receive an amount equal to the appreciation of the value of a specified number of shares of the issuer’s stock over the period from the date of award to the date of exercise. The new plan authorizes two types of SARs: tandem SARs (consisting of SARs with underlying stock options) and stand-alone SARs.

•	Upon the exercise of a tandem SAR, the holder may elect either the exercise of the underlying stock options for shares of stock, or the surrender of the options for a payment, either in cash, shares of stock or both, at the Company’s discretion, equal to the appreciation of the value of the shares subject to the SAR.

•	Upon the exercise of a stand-alone SAR, the holder is entitled to receive a payment, either in cash, shares of stock or both, at the Company’s discretion, equal to the appreciation of the value of the shares subject to the SAR.

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5.	What are the features of the new plan?
The new plan was designed with a number of features that the Company believes provide equity incentives to partners (employees), while aligning the goals of our partners with enhancing shareholder value.

•	Pricing at Fair Market Value: Options are granted with an exercise price at or above the fair market value of the stock at the time of the grant and the plan prohibits the repricing of underwater options. Partners will only benefit if the share price increases.

•	No Evergreen Feature: To give shareholders the continued ability to approve the addition of new shares to the Company’s equity compensation plans, the new plan has no evergreen, or automatic share reload, feature.

•	Full-Value Share Ratio: Since the plan allows for the issuance of full-value shares, such as restricted stock, which are generally considered to be more valuable than stock options, the plan limits the amount of full-value share awards that may be granted by debiting the available pool at a ratio of 2.1-to-1 for shares issued in settlement of awards other than stock options.

•	Cap on Incentive Stock Options (ISOs): The number of shares that can be issued pursuant to ISOs, which can provide favorable tax treatment to the partner receiving the grant, has been capped at 21 million. The Company has not issued any ISOs since 1999 and has no current plans to issue ISOs in the future.

•	Cap on Individual Grants: By capping the number of shares subject to awards granted to any one individual at 1.75 million per year, the Company believes the new plan ensures that the Company’s desire to reward and incent partners at ALL levels of the organization is achieved.

6.	Who is eligible for equity-based compensation under the new plan?
As with prior plans, partners (employees) at ALL levels of the organization, including eligible part-time retail partners, are eligible for equity-based compensation under the new plan. The Company has used stock option awards as broad-based equity incentives since 1991, and in fiscal 2004 granted options to nearly 40,000 partners. As of October 3, 2004, the Company and its subsidiaries employed approximately 96,700 people worldwide.

7.	How does the new plan relate to the recently released FASB statement requiring companies to expense stock options?
The Company believes the new plan will provide the Company with greater flexibility to achieve a balance between continuing its successful practice of providing equity-based compensation for partners at all levels, and creating and maintaining long-term shareholder value. While Starbucks doesn’t currently expense stock options, the Company does report pro forma financial impacts in the footnotes to quarterly financial statements and will begin expensing options in accordance with FASB’s recent statement.

8.	Did Starbucks intend to adopt this plan specifically in anticipation of the requirement to expense stock options?
There were several factors that contributed to the Company’s decision to propose a new equity incentive plan. While the components of this plan allow for flexibility in the future, equity ownership will continue to be a key element of the compensation package for our partners.

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9.	What is the term of the new plan?
The new plan will remain in place for 10 years following the date the Company’s shareholders approve the plan (February 9, 2015), unless terminated earlier, or unless extended by an amendment approved by the Company’s shareholders. Any award granted under the new plan may extend beyond the end of such termination date through the normal expiration date of the award.

10.	Why is the Company asking for 24 million additional shares to be reserved for issuance under this new plan?
Broad-based equity compensation is a key and longstanding element of the Company’s culture and success. In fiscal 2004 the Company granted options to nearly 40,000 partners, including eligible part-time retail partners. The Company believes the additional shares will allow the Company to continue to attract and retain the most talented partners, officers and directors available to execute Starbucks long-term goal of operating at least 30,000 retail locations worldwide. As of October 3, 2004 the Company and its subsidiaries employed approximately 96,700 people worldwide.

11.	How long do you expect the additional 24 million shares to last?
Although there are many variables that impact how long the shares reserved for issuance under the new plan will last, the Company currently estimates the approximately 14 million shares remaining under existing plans combined with the 24 million additional shares will provide adequate shares for broad-based distribution for the next 4-5 years.

12.	How many shares has Starbucks historically granted year year?
In each of the last three fiscal years, the Company has granted stock options, net of cancellations, of approximately 6-7 million shares. These net grants have totaled less than 2.0% of basic shares outstanding each year.

13.	How is the distribution of shares determined throughout the Company?
The 2005 Long-Term Equity Incentive Plan is a broad-based plan that includes eligible partners at ALL levels of the organization, including eligible part-time retail partners. Each year, the Compensation and Management Development Committee of Starbucks Board of Directors decides the size of the awards granted based on Company and partner performance. The equity compensation of the Company’s most senior officers is approved by the independent members of the Board, acting on the recommendation of the Compensation Committee. The size of the awards will also vary depending on a partner’s level of responsibility within the organization.

14.	What will happen if the new plan is not approved by Starbucks shareholders?
The Company believes the 2005 Long-Term Equity Incentive Plan is in the best interests of our shareholders and we believe shareholders will agree and approve the plan. However, if the plan is not approved, the Company’s current plans will remain in effect through their respective terms. While 14 million shares would remain available for future grants under current plans, because the shares for the Company’s existing plans are not pooled, based on current grant practices and Company performance, the Company likely would not have enough shares reserved under the Key Employee Plan for the next annual grant in fiscal 2006.

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15.	Does Starbucks plan to modify its share repurchase program to help offset potential dilution from this new plan?
No, the Company plans to continue to follow its existing share repurchase program, and to repurchase shares in the open market at times and amounts considered appropriate by the Company based on factors such as price and market conditions. The Company’s existing share repurchase program reflects the continued commitment of both the Board of Directors and Starbucks leadership team to pursue opportunities that create shareholder value.